Exhibit 99

News Release

For Immediate Release		http://www.ball.com
Investor Contact:	Ann T. Scott	303-460-3537, ascott@ball.com
Media Contact:	Scott McCarty	303-460-2103, smccarty@ball.com

Ball Corporation Reports First Quarter Earnings

BROOMFIELD, Colo., April 27, 2006 - Ball Corporation [NYSE:BLL] today reported first quarter 2006 earnings of $44.6 million, or 43 cents per diluted share, on sales of $1.37 billion, compared to $58.6 million, or 51 cents per diluted share, on sales of $1.32 billion in the first quarter of 2005.
First quarter results a year ago reflected unusually strong sales and operating earnings for metal food cans in advance of announced price increases brought about by the rising cost of steel used to manufacture the cans. This situation did not repeat itself in the first quarter of 2006 and overall results returned to more normal levels, such as the first quarter of 2004 when earnings were $46.8 million, or 41 cents per diluted share, on sales of $1.23 billion.
The first quarter of 2006 included less than one week’s results at the end of March from the aerosol and specialty can business acquired from the owners of U.S. Can Corp. and the plastic bottle business acquired from Alcan. Also included in the 2006 first quarter results is a business consolidation charge equal to one cent per diluted share to shut down a metal food can manufacturing line in Canada.
R. David Hoover, chairman, president and chief executive officer, said some factors affecting 2006 results versus 2005 were anticipated and others were not.
“Earnings per diluted share were adversely affected by four cents for foreign exchange, three cents of which pertained to prior years,” Hoover said. “As was anticipated, the abnormal first quarter we had in 2005 in what is now our metal food and household products packaging, Americas, segment, did not repeat in 2006. Further, we expect results for the rest of the year from our legacy metal food container business to be better than 2005 due to a more normal seasonal sales pattern.
“We were pleased to get our two acquisitions completed as early as we did, and we expect them to be accretive to full year 2006 results,” Hoover said. “The integration process is underway and, as we anticipated, both of the acquired companies appear to be good fits with Ball, both operationally and culturally.”
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Ball Corporation
10 Longs Peak Drive • P.O. Box 5000 • Broomfield, CO 80021

Ball Corp. - 2

Metal Beverage Packaging, Americas

Earnings in the company’s metal beverage packaging, Americas, segment were $54.5 million on sales of $592.4 million, compared to $61.8 million on sales of $544.1 million in the first quarter of 2005.
Costs for fuel, utilities, coatings and other direct materials used in the manufacture of beverage cans were approximately $10 million higher in the first quarter of 2006 than they were in the first quarter of 2005.
Progress continued on a multi-year project to significantly upgrade and streamline the company’s manufacture of beverage can ends. Also, the conversion of a manufacturing line in the company’s Monticello, Ind., plant from the production of standard 12-ounce cans to the production of specialty size cans was completed in the quarter.
“Despite the somewhat slow start to the year for metal beverage packaging, Americas, we expect to earn more in this segment in 2006 than we did in 2005 as our capital projects take hold and we fully realize the benefits of volumes rebounding to pre-2005 levels,” Hoover said.

Metal Beverage Packaging, Europe/Asia

Earnings in the metal beverage packaging, Europe/Asia, segment were $28.6 million on sales of $300.9 million, compared to $30.3 million on sales of $298 million in the first quarter of 2005. A weakened euro against the dollar contributed to 2006 segment earnings being below 2005.
At the end of the quarter the company experienced a fire in its manufacturing plant in Hassloch, Germany. While the fire damage and business interruption losses largely are covered by insurance, the loss of production, which will continue for an as yet undetermined period, will exacerbate an already tight beverage can supply picture in Europe. The company has taken several steps and is examining numerous options to meet demand and to recover from the disruption caused by the fire.
“The effects of the fire will dampen our results from Europe for the remainder of the year,” Hoover said. “Also, despite our China volumes being strong in the quarter, margins have decreased due to a combination of rapid cost increases and slower than expected price increases to the trade. As a result, on a full-year basis we expect a significant reduction in earnings from China in 2006 but with a recovery in 2007.”

Metal Food & Household Products Packaging, Americas

Earnings in the metal food and household products packaging, Americas, segment were $1.8 million ($3.9 million before business consolidation activity) on sales of $189.3 million, compared to $13 million on sales of $184.2 million a year ago. Included in the segment results are the sales and earnings from the U.S. Can Corp. assets acquired on March 27.
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Ball Corporation
10 Longs Peak Drive • P.O. Box 5000 • Broomfield, CO 80021

Ball Corp. - 3

The company recorded a $2.1 million charge ($1.4 million after-tax) in the quarter to permanently idle a metal food can production line in its Whitby, Ontario, manufacturing plant. Metal beverage cans will continue to be produced in Whitby. Further capacity rationalizations in the segment are anticipated as the integration of the former U.S. Can business proceeds.

Plastic Packaging, Americas

Earnings in the plastic packaging, Americas, segment were $1.8 million on sales of $122.4 million, compared to $3.5 million on sales of $115.8 million in the first quarter of 2005. Included in the results are sales and earnings from the Alcan Plastic Bottle assets acquired on March 28.
During the quarter the company continued the installation and reconfiguration of manufacturing capacity at a number of locations. The projects will increase capacity to meet increased demand and should improve productivity.
Energy and other costs in the segment were approximately $1.5 million higher in the first quarter of 2006 compared to the first quarter of 2005. Also, the timing of movements in resin prices resulted in a $1 million negative effect on earnings in the quarter as compared to the first quarter of 2005.

Aerospace and Technologies

Earnings in the aerospace and technologies segment were $9.5 million on sales of $159.9 million, compared to $8.9 million on sales of $182 million a year ago. The 2005 first quarter segment earnings included a $3.8 million write-down of an equity investment.
Work was completed during the quarter on some aerospace and technologies projects while government funding for some other projects has been delayed until later periods, creating a gap in sales and earnings in the segment. Capital spending plans have been adjusted downward accordingly, and actions to right-size the workforce are underway.
“We expect the slowdown in the timing for award and funding of certain contracts to cause a significant reduction in our aerospace and technologies segment results in 2006,” Hoover said. “However, we still fully expect to win our share of contracts when they are awarded. The slippage into later periods should result in positives in 2007 and beyond as important projects for science and national defense are advanced and fully funded. We believe our track record over the 50 years we have been in the aerospace business positions us to benefit in the future from numerous new contracts when they are awarded.”

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Ball Corporation
10 Longs Peak Drive • P.O. Box 5000 • Broomfield, CO 80021

Ball Corp. - 4

Outlook
Raymond J. Seabrook, executive vice president and chief financial officer, said lower interest expense, a lower effective tax rate and fewer shares outstanding contributed favorably to Ball’s first quarter results.
“The actions taken in recent years to shape our financing structure and reduce our share count are bearing returns,” Seabrook said. “At the same time we are investing in our best performing businesses in order to continue to earn in excess of our cost of capital and deliver the kind of performance our investors expect from Ball.”
Commenting on the first quarter and full-year 2006, Hoover said, “We had a very busy first quarter, completing two acquisitions, finishing some capital projects and continuing to make progress on others and adjusting to changing funding schedules of the government. Results, while below last year, were in line with our expectations.
“Even though we anticipate further challenges during 2006, including lower results than last year from our aerospace and technologies segment and in China, we expect overall results to be better than in 2005,” Hoover said.
Ball Corporation is a supplier of high-quality metal and plastic packaging products and owns Ball Aerospace & Technologies Corp. Ball reported 2005 sales of $5.8 billion and employs 15,600 people.

Conference Call Details
Ball Corporation [NYSE: BLL] will hold its quarterly conference call on the company's first quarter results and performance today at 9 a.m. Mountain Time (11 a.m. Eastern).
The North American toll-free number for the call is 1-800-741-7590. International callers should dial +1-212-676-4915. For those unable to listen to the live call, a taped rebroadcast will be available until 11 a.m. Mountain Time on May 4, 2006. To access the rebroadcast, dial 800-633-8284 (domestic callers) or + 1-402-977-9140 (international callers) and enter 21287926 as the reservation number.
Please use the following URL for a Web cast of the live call and for the replay:
http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=115234&eventID=1262129
A written transcript of the call will be posted within 48 hours of the call’s conclusion to Ball’s Web site at www.ball.com in the investor relations section under “presentations.”

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Ball Corporation
10 Longs Peak Drive • P.O. Box 5000 • Broomfield, CO 80021

Ball Corp. - 5

Forward-Looking Statements
This news release contains “forward-looking” statements concerning future events and financial performance. Words such as “expects,” “anticipates,” “estimates” and similar expressions are intended to identify forward-looking statements. Such statements are subject to risks and uncertainties which could cause actual results to differ materially from those expressed or implied. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Key risks and uncertainties are summarized in filings with the Securities and Exchange Commission, including in Exhibit 99.2 in our Form 10-K. These filings are available at our Web site and at www.sec.gov. Factors that might affect our packaging segments include fluctuation in consumer and customer demand and preferences; availability and cost of raw materials, including recent significant increases in resin, steel, aluminum and energy costs, and the ability to pass such increases on to customers; competitive packaging availability, pricing and substitution; changes in climate and weather; fruit, vegetable and fishing yields; industry productive capacity and competitive activity; failure to achieve anticipated productivity improvements or production cost reductions, including those associated with our beverage can end project; the German mandatory deposit or other restrictive packaging laws; changes in major customer or supplier contracts or loss of a major customer or supplier; changes in foreign exchange rates, tax rates and activities of foreign subsidiaries; and the effect of LIFO accounting. Factors that might affect our aerospace segment include: funding, authorization, availability and returns of government contracts; and delays, extensions and technical uncertainties affecting segment contracts. Factors that might affect the company as a whole include those listed plus: acquisitions, joint ventures or divestitures; integration of recently acquired businesses; regulatory action or laws including tax, environmental and workplace safety; governmental investigations; technological developments and innovations; goodwill impairment; antitrust, patent and other litigation; strikes; labor cost changes; rates of return projected and earned on assets of the company’s defined benefit retirement plans; changes to the company’s pension plans; reduced cash flow; interest rates affecting our debt; and changes to unaudited results due to statutory audits or other effects.

15/06           # # #

Ball Corporation
10 Longs Peak Drive • P.O. Box 5000 • Broomfield, CO 80021

Condensed Financials (1st quarter 2006)
Unaudited Statements of Consolidated Earnings
	Three months ended
($ in millions, except per share amounts)	April 2, 2006	April 3, 2005
Net sales (Note 1)	$1,364.9	$1,324.1
Costs and expenses
Cost of sales (excluding depreciation and amortization)	1,156.0	1,096.8
Business consolidation costs (Note 4)	2.1	-
Depreciation and amortization	54.6	53.4
Selling, general and administrative	70.6	63.0
	1,283.3	1,213.2
Earnings before interest and taxes (Note 1)	81.6	110.9
Interest expense	(23.3)	(25.8)
Tax provision	(16.7)	(29.8)
Minority Interests	(0.2)	(0.2)
Equity in results of affiliates	3.2	3.5
Net earnings	$44.6	$58.6
Earnings per share:
Basic	$0.43	$0.52
Diluted	$0.43	$0.51

Weighted average shares outstanding (000s):
Basic	103,245	111,628
Diluted	105,053	114,036

Condensed Financials (1st quarter 2006)
Unaudited Statements of Consolidated Cash Flows

	Three months ended
($ in millions)	April 2, 2006	April 3, 2005
Cash Flows From Operating Activities:
Net earnings	$44.6	$58.6
Depreciation and amortization	54.6	53.4
Prepaid common stock repurchase	-	(108.5)
Other changes in working capital	(253.2)	(148.6)
Other	(17.8)	(15.9)
	(171.8)	(161.0)
Cash Flows From Investing Activities:
Additions to property, plant and equipment	(64.4)	(80.6)
Business acquisitions (Note 2)	(767.9)	-
Other	1.5	(7.9)
	(830.8)	(88.5)
Cash Flows From Financing Activities:
Net change in borrowings (Note 3)	1,029.6	142.3
Dividends	(10.2)	(11.1)
Issuance (purchase) of common stock, net	(26.8)	8.7
Debt issuance costs	(7.4)	-
Other	3.0	-
	988.2	139.9
Effect of exchange rate changes on cash	0.3	(2.3)
Decrease in cash and cash equivalents	(14.1)	(111.9)
Cash and cash equivalents-beginning of period	61.0	198.7
Cash and cash equivalents-end of period	$46.9	$86.8

Condensed Financials (1st quarter 2006)
Unaudited Consolidated Balance Sheets

($ in millions)	April 2, 2006	April 3, 2005
Assets
Current assets
Cash and cash equivalents	$46.9	$86.8
Receivables, net	586.5	441.0
Inventories, net	861.0	714.5
Prepaid common stock repurchase	-	108.5
Deferred taxes, prepaid and other current assets	103.5	85.1
Total current assets	1,597.9	1,435.9
Property, plant and equipment, net	1,821.1	1,534.8
Goodwill	1,738.4	1,361.8
Other assets	417.2	285.8
Total assets	$5,574.6	$4,618.3
Liabilities and Shareholders’ Equity
Current liabilities
Short-term debt and current portion of long-term debt	$119.0	$145.0
Payables and accrued liabilities	1,064.8	874.3
Total current liabilities	1,183.8	1,019.3
Long-term debt (Note 3)	2,533.7	1,631.0
Other liabilities and minority interests	965.6	847.2
Shareholders’ equity	891.5	1,120.8
Total liabilities and shareholders’ equity	$5,574.6	$4,618.3

Notes to Condensed Financials (1st quarter 2006)

($ in millions)	Three months ended
1. Business Segment Information	April 2, 2006	April 3, 2005
Sales-
Metal beverage packaging, Americas	$592.4	$544.1
Metal food & household products packaging, Americas (Note 2)	189.3	184.2
Plastic packaging, Americas (Note 2)	122.4	115.8
Metal beverage packaging, Europe/Asia	300.9	298.0
Aerospace and technologies	159.9	182.0
Consolidated net sales	1,364.9	1,324.1

Earnings before interest and taxes-
Metal beverage packaging, Americas	$54.5	$61.8
Metal food & household products packaging, Americas (Note 2 and 4)	1.8	13.0
Plastic packaging, Americas (Note 2)	1.8	3.5
Metal beverage packaging, Europe/Asia	28.6	30.3
Aerospace and technologies	9.5	8.9
Segment earnings before interest and taxes	96.2	117.5
Undistributed corporate costs	(14.6)	(6.6)
Earnings before interest and taxes	$81.6	$110.9

2. Acquisitions

On March 27, 2006, Ball Corporation acquired all the issued and outstanding shares of U.S. Can Corporation for an initial consideration of 758,961 Ball common shares, together with the repayment of $587 million of existing U.S. Can debt, including $26 million of bond redemption premiums and fees. The initial consideration is subject to final closing adjustments that should be determined in the second quarter. The acquisition has been accounted for as a purchase, and accordingly, its results have been included in our consolidated financial statements in the metal food and household products packaging, Americas, segment from March 27, 2006.

The acquired operations manufacture and sell aerosol cans, paint cans, plastic containers and custom and specialty containers in 10 plants in the U.S. and are the largest producer of aerosol cans in North America. In addition, the company manufactures and sells aerosol cans in 2 plants in Argentina. The acquired operations employ 2,300 people and have annual sales of approximately $600 million.

On March 28, 2006, Ball Corporation acquired certain North American plastic container net assets from Alcan Packaging for a total cash consideration of $180 million, subject to a working capital adjustment. Ball acquired plastic container manufacturing plants in Batavia, Illinois; Bellevue, Ohio; and Brampton, Ontario; as well as certain equipment and other assets at an Alcan research facility in Neenah, Wisconsin, and at a plant in Newark, California. The acquisition has been accounted for as a purchase, and accordingly, its results have been included in our consolidated financial statements in the plastic packaging, Americas, segment from March 28, 2006.

Notes to Condensed Financials (1st quarter 2006)

2. Acquisitions (continued)

The acquired business primarily manufactures and sells barrier polypropylene plastic bottles used in food packaging and to a lesser extent manufactures and sells barrier PET plastic bottles used for beverages and foods. The acquired operations employ 470 people and have annual sales of approximately $150 million.

3. Debt

On March 27, 2006, Ball Corporation expanded its senior secured credit facilities with the addition of a new U.S. $500 million Term Loan D facility due in installments through October 2011. Also on March 27, 2006, Ball issued, at a price of 99.799%, $450 million of new 6.625% Senior Notes (effective yield to maturity of 6.65 percent) due in March 2018. The proceeds from these financings were used to refinance existing U.S. Can debt with Ball Corporation debt at lower interest rates, acquire certain North American plastic container net assets from Alcan Packaging and reduce seasonal working capital debt (see note 2).

4. Business Consolidation Costs

In the first quarter of 2006, Ball recorded a $2.1 million charge ($1.4 million after tax) in the metal food and household products packaging, Americas, segment to shut down a food can line in the Whitby, Ontario, plant. The charge was comprised of employee termination costs and impairment of plant equipment and related spares and tooling, including cost of removal of the equipment. A summary of the effects of the above transaction on after-tax earnings follows:

	Three months ended
($ in millions, except per share amounts)	April 2, 2006	April 3, 2005

Net earnings as reported	$44.6	$58.6
Business consolidation costs, net of tax	1.4	-
Net earnings before business consolidation costs	46.0	$58.6
Per diluted share before business consolidation costs	$0.44	$0.51